Exhibit 99.1

FOR IMMEDIATE RELEASE

UNITED INSURANCE HOLDINGS CORP. REPORTS FINANCIAL RESULTS
FOR ITS FIRST QUARTER ENDED MARCH 31, 2021

Company to Host Quarterly Conference Call at 5:00 P.M. ET on May 5, 2021
The information in this press release should be read in conjunction with an investor presentation that is available on our website at investors.upcinsurance.com/Presentations.

St. Petersburg, FL - May 5, 2021: United Insurance Holdings Corp. (Nasdaq: UIHC) (UPC Insurance or the Company), a property and casualty insurance holding company, today reported its financial results for the first quarter ended March 31, 2021.

($ in thousands, except for per share data)	Three Months Ended
	March 31,
	2021	2020	Change
Gross premiums written	$311,638	$335,183	(7.0)%
Gross premiums earned	$356,663	$344,619	3.5%
Net premiums earned	$145,949	$191,596	(23.8)%
Total revenues	$161,789	$176,304	(8.2)%
Loss before income tax	$(26,282)	$(15,804)	(66.3)%
Loss attributable to UIHC	$(17,771)	$(12,723)	(39.7)%
Net loss available to UIHC common stockholders per diluted share	$(0.41)	$(0.30)	(36.7)%

Reconciliation of net loss to core loss:
Plus: Non-cash amortization of intangible assets	$1,043	$1,137	(8.3)%
Less: Net realized gains (losses) on investment portfolio	$503	$(68)	NM
Less: Unrealized gains (losses) on equity securities	$2,564	$(26,456)	NM
Less: Net tax impact (1)	$(425)	$5,809	NM
Core income (loss) (2)	$(19,370)	$9,129	NM
Core income (loss) per diluted share (2)	$(0.45)	$0.21	NM

Book value per share	$8.32	$11.30	(26.4)%
NM = Not Meaningful
(1) In order to reconcile net loss to the core income (loss) measures, we included the tax impact of all adjustments using the 21% corporate federal tax rate.
(2) Core income (loss), and core loss per diluted share, both of which are measures that are not based on GAAP, are reconciled above to net loss and net loss per diluted share, respectively, the most directly comparable GAAP measures. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section, below.

"The first quarter yielded an Underlying Combined Ratio of 90.4%, a small improvement on a year-over-year basis but not yet where we want to be," said Dan Peed, CEO of UPC Insurance. "Premium rate increases continued very strong, with an average 10.4% renewal business and nearly 19% new business achieved in personal lines. Our first quarter catastrophes, including winter storm Uri, caused losses near $24 million net of reinsurance, somewhat better than expectations. Our Commercial Residential business fared well and we’re on track with a second half roll out of our E&S insurance company and Direct to Consumer Technology platforms.
However, due to unusual loss development patterns in February and March, at the end of the first quarter we did an analysis of our exposure to the accelerating litigation trend in Florida. This resulted in a $30 million strengthening of both catastrophe and non-catastrophe Prior Year Reserves for Florida personal lines exposures, driving a core after tax loss for the quarter of approximately $19.4 million. We are very encouraged with last Friday’s Florida legislative

Exhibit 99.1
changes and believe they will mitigate the accelerating litigation trends, although it is too early to quantify the improvement.
The property catastrophe market remains firm, especially the Florida personal lines market which is expected to remain very firm for the foreseeable future. As stated previously, we expect 2021 to be a transition year, but we remain on track to continue expanding our underlying margin while also significantly cutting our net catastrophe retentions."

Return on Equity and Core Return on Equity

The calculations of the Company's return on equity and core return on equity are shown below.

($ in thousands)	Three Months Ended
	March 31,
	2021	2020
Net loss attributable to UIHC	$(17,771)	$(12,723)
Return on equity based on GAAP net loss attributable to UIHC (1)	(15.9)%	(9.7)%

Core income (loss)	$(19,370)	$9,129
Core return on equity (1)(2)	(17.3)%	7.0%
(1) Return on equity for the three months March 31, 2021 and 2020 is calculated on an annualized basis by dividing the net loss or core net loss for the period by the average stockholders' equity for the trailing twelve months.
(2) Core return on equity, a measure that is not based on GAAP, is calculated based on core income (loss), which is reconciled on the first page of this press release to net loss, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section, below.

Combined Ratio and Underlying Ratio

The calculations of the Company's combined ratio and underlying combined ratio are shown below.

($ in thousands)	Three Months Ended
	March 31,
	2021	2020	Change
Loss ratio, net(1)	79.3%	53.7%	25.6	pts
Expense ratio, net(2)	47.9%	45.3%	2.6	pts
Combined ratio (CR)(3)	127.2%	99.0%	28.2	pts
Effect of current year catastrophe losses on CR	16.4%	8.9%	7.5	pts
Effect of prior year unfavorable (favorable) development on CR	20.4%	(0.6)%	21.0	pts
Underlying combined ratio(4)	90.4%	90.7%	(0.3)	pts
(1) Loss ratio, net is calculated as losses and loss adjustment expenses (LAE), net of losses ceded to reinsurers, relative to net premiums earned.
(2) Expense ratio, net is calculated as the sum of all operating expenses less interest expense relative to net premiums earned.
(3) Combined ratio is the sum of the loss ratio, net and expense ratio, net.
(4) Underlying combined ratio, a measure that is not based on GAAP, is reconciled above to the combined ratio, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section, below.

Exhibit 99.1

Quarterly Financial Results
Net loss attributable to the Company for the first quarter of 2021 was $17.8 million, or $0.41 per diluted share, compared to $12.7 million, or $0.30 per diluted share, for the first quarter of 2020. The increase in net loss was primarily driven by a decrease in net premiums earned during the first quarter of 2021 compared to the first quarter of 2020 due to the underwriting actions implemented during the fourth quarter of 2020, as well as an increase in the Company's ceded premiums earned related to changes made to the Company's quota share agreements effective December 31, 2020. The Company also experienced an increase in the Company's loss and loss adjustment expenses (LAE) due to catastrophe losses from Winter Storm Uri and the rise in litigation-related claims in the state of Florida.

This increase in net loss was offset by an increase in the Company's net unrealized gains on equity securities due to improved market conditions in the first quarter of 2021 compared to the first quarter of 2020 on a smaller equity investment portfolio and the overall decrease in policy acquisition costs in the first quarter of 2021 compared to the first quarter of 2020 as described below.

The Company's total gross written premium decreased by $23.5 million, or 7.0%, to $311.6 million for the first quarter of 2021, from $335.2 million for the first quarter of 2020. This decrease was driven primarily by a decrease in assumed premiums due to the termination of a contract which included commercial property business assumed from unaffiliated insurers. The breakdown of the quarter-over-quarter changes in both direct written and assumed premiums by region and gross written premium by line of business are shown in the table below.

($ in thousands)	Three Months Ended March 31,
	2021	2020	Change $	Change %
Direct Written and Assumed Premium by Region (1)
Florida	$195,585	$193,696	$1,889	1.0%
Gulf	52,983	52,716	267	0.5
Northeast	38,615	42,797	(4,182)	(9.8)
Southeast	24,407	26,872	(2,465)	(9.2)
Total direct written premium by region	311,590	316,081	(4,491)	(1.4)
Assumed premium (2)	48	19,102	(19,054)	(99.7)
Total gross written premium by region	$311,638	$335,183	$(23,545)	(7.0)%

Gross Written Premium by Line of Business
Personal property	$203,598	$224,616	$(21,018)	(9.4)%
Commercial property	108,040	110,567	(2,527)	(2.3)
Total gross written premium by line of business	$311,638	$335,183	$(23,545)	(7.0)%
(1) "Gulf" is comprised of Louisiana and Texas in 2021 and Hawaii, Louisiana, and Texas in 2020; "Northeast" is comprised of Connecticut, Massachusetts, New Jersey, New York and Rhode Island; and "Southeast" is comprised of Georgia, North Carolina and South Carolina.
(2) Assumed premium written for 2021 and 2020 primarily included commercial property business assumed from unaffiliated insurers.

Loss and LAE increased by $13.0 million, or 12.6%, to $115.8 million for the first quarter of 2021, from $102.8 million for the first quarter of 2020. Loss and LAE expense as a percentage of net earned premiums increased 25.6 points to 79.3% for the first quarter of 2021, compared to 53.7% for the first quarter of 2020.

Excluding catastrophe losses and reserve development, the Company's gross underlying loss and LAE ratio for the first quarter of 2021 would have been 17.4%, a decrease of 7.8 points from 25.2% during the first quarter of 2020, representing an improvement in current year non-catastrophe loss and LAE expenses.

Policy acquisition costs decreased by $18.1 million, or 30.7%, to $40.8 million for the first quarter of 2021, from $58.9 million for the first quarter of 2020 primarily due to an increase in ceding commission income related to the Company's quota share reinsurance agreements.

Operating and underwriting expenses increased by $3.5 million, or 36.1%, to $13.2 million for the first quarter of 2021, from $9.7 million for the first quarter of 2020, primarily due to increased expenditures on technology software and services.

Exhibit 99.1

General and administrative expenses decreased by $2.4 million, or 13.1%, to $15.9 million for the first quarter of 2021, from $18.3 million for the first quarter of 2020, primarily due to an increase in the allocation of claims adjuster payroll related costs to loss & LAE from general and administrative expenses in 2021.

Combined Ratio Analysis

The calculations of the Company's loss ratios and underlying loss ratios are shown below.

($ in thousands)	Three Months Ended
	March 31,
	2021	2020	Change
Loss and LAE	$115,781	$102,837	$12,944
% of Gross earned premiums	32.5%	29.8%	2.7	pts
% of Net earned premiums	79.3%	53.7%	25.6	pts
Less:
Current year catastrophe losses	$23,965	$17,118	$6,847
Prior year reserve unfavorable (favorable) development	29,769	(1,129)	30,898
Underlying loss and LAE (1)	$62,047	$86,848	$(24,801)
% of Gross earned premiums	17.4%	25.2%	(7.8)	pts
% of Net earned premiums	42.5%	45.4%	(2.9)	pts
(1) Underlying loss and LAE is a non-GAAP financial measure and is reconciled above to loss and LAE, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section, below.

The calculations of the Company's expense ratios are shown below.

($ in thousands)	Three Months Ended
	March 31,
	2021	2020	Change
Policy acquisition costs	$40,821	$58,875	$(18,054)
Operating and underwriting	13,222	9,704	3,518
General and administrative	15,882	18,301	(2,419)
Total Operating Expenses	$69,925	$86,880	$(16,955)
% of Gross earned premiums	19.6%	25.2%	(5.6)	pts
% of Net earned premiums	47.9%	45.3%	2.6	pts

Reinsurance Costs as a Percentage of Gross Earned Premium

Reinsurance costs as a percentage of gross earned premium in the first quarter of 2021 and 2020 were as follows:

	2021	2020
Non-at-Risk	(2.3)%	(2.6)%
Quota Share	(26.2)%	(12.4)%
All Other	(30.6)%	(29.4)%
Total Ceding Ratio	(59.1)%	(44.4)%

The increase in this ratio was driven by modifications made to the Company's existing quota share agreement effective December 31, 2020. These modifications include extending coverage to include American Coastal Insurance Company (ACIC) in the agreement, as well as increasing our cession percentage an additional 8% for ACIC, United Property & Casualty Insurance Company, and Family Security Insurance Company, Inc. In addition, on December 31, 2020, the Company entered into a quota share reinsurance agreement with Homeowners Choice Property and Casualty Insurance Company, Inc, which provides 69.5% reinsurance coverage on in-force, new and renewal policies in Connecticut, Massachusetts, New Jersey, and Rhode Island.

Exhibit 99.1

Investment Portfolio Highlights

The Company's cash, restricted cash and investment holdings decreased from $1.3 billion at December 31, 2020, to $1.2 billion at March 31, 2021. The Company's cash and investment holdings consist of investments in U.S. government and agency securities, corporate debt and 100% investment grade money market instruments. Fixed maturities represented approximately 93.4% of total investments at March 31, 2021, compared to 94.5% at December 31, 2020. At March 31, 2021, our fixed maturity investments had a modified duration of 4.4 years, compared to 4.1 years at December 31, 2020.

Book Value Analysis

Book value per common share decreased 9.5% from $9.19 at December 31, 2020, to $8.32 at March 31, 2021. Underlying book value per common share decreased 5.4% from $8.96 at December 31, 2020 to $8.48 at March 31, 2021. A decrease in the Company's retained earnings as the result of a net loss in the first quarter of 2021 drove the decrease in our book value per share. As shown in the table below, removing the effect of AOCI increases the Company's book value per common share, as the Company experienced unfavorable market conditions for the three months ended March 31, 2021.

($ in thousands, except for share and per share data)	March 31, 2021	December 31, 2020

Book Value per Share
Numerator:
Common stockholders' equity attributable to UIHC	$359,009	$395,753
Denominator:
Total Shares Outstanding	43,147,180	43,075,877
Book Value Per Common Share	$8.32	$9.19

Book Value per Share, Excluding the Impact of Accumulated Other Comprehensive Income (AOCI)
Numerator:
Common stockholders' equity attributable to UIHC	$359,009	$395,753
Less: Accumulated other comprehensive income (loss)	(6,945)	9,693
Stockholders' Equity, excluding AOCI	$365,954	$386,060
Denominator:
Total Shares Outstanding	43,147,180	43,075,877
Underlying Book Value Per Common Share(1)	$8.48	$8.96
(1) Underlying book value per common share is a non-GAAP financial measure and is reconciled above to book value per common share, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section, below.

Definitions of Non-GAAP Measures

The Company believes that investors' understanding of UPC Insurance's performance is enhanced by the Company's disclosure of the following non-GAAP measures. The Company's methods for calculating these measures may differ from those used by other companies and therefore comparability may be limited.

Net income (loss) excluding the effects of amortization of intangible assets, realized gains (losses) and unrealized gains (losses) on equity securities, net of tax (core income (loss)) is a non-GAAP measure that is computed by adding amortization, net of tax, to net income and subtracting realized gains (losses) on the Company's investment portfolio, net of tax, and unrealized gains (losses) on the Company's equity securities, net of tax, from net income. Amortization expense is related to the amortization of intangible assets acquired through mergers and, therefore, the expense does not arise through normal operations. Investment portfolio gains (losses) and unrealized equity security gains (losses) vary independent of the Company's operations. The Company believes it is useful for investors to evaluate these components both separately and in the aggregate when

Exhibit 99.1
reviewing the Company's performance. The most directly comparable GAAP measure is net income. The core income measure should not be considered a substitute for net income and does not reflect the overall profitability of the Company's business.

Core return on equity is a non-GAAP ratio calculated using non-GAAP measures. It is calculated by dividing the core income for the period by the average stockholders’ equity for the trailing twelve months (or one quarter of such average, in the case of quarterly periods). Core income is an after-tax non-GAAP measure that is calculated by excluding from net income the effect of non-cash amortization of intangible assets, unrealized gains or losses on the Company's equity security investments and net realized gains or losses on the Company's investment portfolio. In the opinion of the Company’s management, core income, core income per share and core return on equity are meaningful indicators to investors of the Company's underwriting and operating results, since the excluded items are not necessarily indicative of operating trends. Internally, the Company’s management uses core income, core income per share and core return on equity to evaluate performance against historical results and establish financial targets on a consolidated basis. The most directly comparable GAAP measure is return on equity. The core return on equity measure should not be considered a substitute for return on equity and does not reflect the overall profitability of the Company's business.

Combined ratio excluding the effects of current year catastrophe losses and prior year reserve development (underlying combined ratio) is a non-GAAP measure, that is computed by subtracting the effect of current year catastrophe losses and prior year development from the combined ratio. The Company believes that this ratio is useful to investors, and it is used by management to highlight the trends in the Company's business that may be obscured by current year catastrophe losses and prior year development. Current year catastrophe losses cause the Company's loss trends to vary significantly between periods as a result of their frequency of occurrence and severity and can have a significant impact on the combined ratio. Prior year development is caused by unexpected loss development on historical reserves. The Company believes it is useful for investors to evaluate these components both separately and in the aggregate when reviewing the Company's performance. The most directly comparable GAAP measure is the combined ratio. The underlying combined ratio should not be considered as a substitute for the combined ratio and does not reflect the overall profitability of the Company's business.

Net loss and LAE excluding the effects of current year catastrophe losses and prior year reserve development (underlying loss and LAE) is a non-GAAP measure that is computed by subtracting the effect of current year catastrophe losses and prior year reserve development from net loss and LAE. The Company uses underlying loss and LAE figures to analyze the Company's loss trends that may be impacted by current year catastrophe losses and prior year development on the Company's reserves. As discussed previously, these two items can have a significant impact on the Company's loss trends in a given period. The Company believes it is useful for investors to evaluate these components both separately and in the aggregate when reviewing the Company's performance. The most directly comparable GAAP measure is net loss and LAE. The underlying loss and LAE measure should not be considered a substitute for net loss and LAE and does not reflect the overall profitability of the Company's business.

Book value per common share, excluding the impact of accumulated other comprehensive income (underlying book value per common share), is a non-GAAP measure that is computed by dividing common stockholders' equity after excluding accumulated other comprehensive income, by total common shares outstanding plus dilutive potential common shares outstanding. The Company uses the trend in book value per common share, excluding the impact of accumulated other comprehensive income, in conjunction with book value per common share to identify and analyze the change in net worth attributable to management efforts between periods. The Company believes this non-GAAP measure is useful to investors because it eliminates the effect of interest rates that can fluctuate significantly from period to period and are generally driven by economic and financial factors that are not influenced by management. Book value per common share is the most directly comparable GAAP measure. Book value per common share, excluding the impact of accumulated other comprehensive income, should not be considered a substitute for book value per common share and does not reflect the recorded net worth of the Company's business.

Exhibit 99.1

Conference Call Details

Date and Time:    May 5, 2021 - 5:00 P.M. ET

Participant Dial-In:    (United States): 877-407-8829
    (International): 201-493-6724

Webcast:    To listen to the live webcast, please go to http://investors.upcinsurance.com and click on the conference call link at the top of the page or go to: https://event.webcasts.com/starthere.jsp?ei=1450758&tp_key=854cbf44f9

An archive of the webcast will be available for a limited period of time thereafter.

Presentation:     The information in this press release should be read in conjunction with an investor presentation that is available on our website at investors.upcinsurance.com/Presentations.

About UPC Insurance

Founded in 1999, UPC Insurance is an insurance holding company that sources, writes and services personal and commercial residential property and casualty insurance policies using a group of wholly owned insurance subsidiaries and one majority owned insurance subsidiary through a variety of distribution channels. The Company currently writes policies in Connecticut, Florida, Georgia, Louisiana, Massachusetts, New Jersey, New York, North Carolina, Rhode Island, South Carolina and Texas. From its headquarters in St. Petersburg, UPC Insurance's team of dedicated professionals manages a completely integrated insurance company, including sales, underwriting, customer service and claims.

Forward-Looking Statements

Statements made in this press release, or on the conference call identified above, and otherwise, that are not historical facts are “forward-looking statements” that anticipate results based on our estimates, assumptions and plans and are subject to uncertainty. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements do not relate strictly to historical or current facts and may be identified by their use of words such as “may,” “will,” “expect,” "endeavor," "project," “believe,” "plan," “anticipate,” “intend,” “could,” “would,” “estimate” or “continue” or the negative variations thereof or comparable terminology. We believe these statements are based on reasonable estimates, assumptions and plans. However, if the estimates, assumptions or plans underlying the forward-looking statements prove inaccurate or if other risks or uncertainties arise, actual results could differ materially from those communicated in these forward-looking statements. Factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements may be found in our filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” section in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Forward-looking statements speak only as of the date on which they are made, and, except as required by applicable law, we undertake no obligation to update or revise any forward-looking statement.

 ### #### ###

CONTACT:	OR	INVESTOR RELATIONS:
United Insurance Holdings Corp.		The Equity Group
Jessica Strathman		Adam Prior
Director of Financial Reporting		Senior Vice-President
(727) 895-7737 / jstrathman@upcinsurance.com		(212) 836-9606 / aprior@equityny.com

Exhibit 99.1
Consolidated Statements of Comprehensive loss
In thousands, except share and per share amounts

	Three Months Ended
	March 31,
	2021	2020
REVENUE:
Gross premiums written	$311,638	$335,183
Change in gross unearned premiums	45,025	9,436
Gross premiums earned	356,663	344,619
Ceded premiums earned	(210,714)	(153,023)
Net premiums earned	145,949	191,596
Net investment income	3,583	6,917
Net realized investment gains (losses)	503	(68)
Net unrealized gains (losses) on equity securities	2,564	(26,456)
Other revenue	9,190	4,315
Total revenues	$161,789	$176,304
EXPENSES:
Losses and loss adjustment expenses	115,781	102,837
Policy acquisition costs	40,821	58,875
Operating expenses	13,222	9,704
General and administrative expenses	15,882	18,301
Interest expense	2,375	2,419
Total expenses	188,081	192,136
Loss before other income	(26,292)	(15,832)
Other income	10	28
Loss before income taxes	(26,282)	(15,804)
Benefit for income taxes	(7,822)	(3,288)
Net Loss	$(18,460)	$(12,516)
Less: Net income (loss) attributable to noncontrolling interests	(689)	207
Net loss attributable to UIHC	$(17,771)	$(12,723)
OTHER COMPREHENSIVE LOSS:
Change in net unrealized losses on investments	(21,739)	(4,110)
Reclassification adjustment for net realized investment gains (losses)	(503)	68
Income tax benefit related to items of other comprehensive loss	5,376	983
Total comprehensive loss	$(35,326)	$(15,575)
Less: Comprehensive loss attributable to noncontrolling interests	(917)	(26)
Comprehensive loss attributable to UIHC	$(34,409)	$(15,549)

Weighted average shares outstanding
Basic	42,898,488	42,805,527
Diluted	42,898,488	42,805,527

Earnings available to UIHC common stockholders per share
Basic	$(0.41)	$(0.30)
Diluted	$(0.41)	$(0.30)

Dividends declared per share	$0.06	$0.06

Exhibit 99.1
Consolidated Balance Sheets
In thousands, except share amounts

	March 31, 2021	December 31, 2020
ASSETS
Investments, at fair value:
Fixed maturities, available-for-sale	875,275	$940,011
Equity securities	19,036	7,445
Other investments	42,445	47,595
Total investments	$936,756	$995,051
Cash and cash equivalents	228,454	239,420
Restricted cash	44,102	62,078
Accrued investment income	4,275	4,680
Property and equipment, net	32,949	34,187
Premiums receivable, net	78,714	87,339
Reinsurance recoverable on paid and unpaid losses	956,058	821,156
Ceded unearned premiums	296,118	384,588
Goodwill	73,045	73,045
Deferred policy acquisition costs	71,747	74,414
Intangible assets, net	20,887	21,930
Other assets	60,219	51,053
Total Assets	$2,803,324	$2,848,941
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Unpaid losses and loss adjustment expenses	$1,217,791	$1,089,966
Unearned premiums	678,913	723,938
Reinsurance payable on premiums	151,110	241,636
Payments outstanding	76,370	77,912
Accounts payable and accrued expenses	79,677	91,173
Operating lease liability	2,166	2,311
Other liabilities	59,909	46,365
Notes payable, net	157,450	158,041
Total Liabilities	$2,423,386	$2,431,342
Commitments and contingencies
Stockholders' Equity:
Preferred stock, $0.0001 par value; 1,000,000 authorized; none issued or outstanding	—	—
Common stock, $0.0001 par value; 50,000,000 shares authorized; 43,310,496 and 43,250,731 issued, respectively; 43,147,180 and 43,075,877 outstanding, respectively	4	4
Additional paid-in capital	393,382	393,122
Treasury shares, at cost; 212,083 shares	(431)	(431)
Accumulated other comprehensive income	(6,945)	9,693
Retained earnings	(27,001)	(6,635)
Total stockholders' equity attributable to UIHC stockholders	$359,009	$395,753
Noncontrolling interests	20,929	21,846
Total Stockholders' Equity	$379,938	$417,599
Total Liabilities and Stockholders' Equity	$2,803,324	$2,848,941